Exhibit 99.1

Investor Contact: John Morgan (859) 232-5568 jmorgan@lexmark.com Media Contact: Jerry Grasso (859) 232-3546 ggrasso@lexmark.com

Lexmark International Elects Paul Rooke as Chairman of the Board of Directors and Sandra L. Helton as Director

- Directors Paul Curlander and Teresa Beck to retire

LEXINGTON, Ky, Feb. 24, 2011 -- Lexmark International, Inc. (NYSE: LXK) today announced its Board of Directors has elected Paul Rooke as chairman of the Board and Sandra L. Helton as a new director.

Rooke will succeed Dr. Paul J. Curlander as chairman at the 2011 annual meeting of stockholders. Curlander, after 14 years of service as a member of the Lexmark Board of Directors and 20 years of service with the company, will retire from Lexmark as executive chairman, effective April 30, 2011.

“The Board of Directors believes Paul Rooke has the technical expertise and management experience to lead Lexmark, and that the combined chairman and chief executive officer position will continue to serve the company’s investors, customers and employees well,” said Jean-Paul L. Montupet, presiding director of Lexmark.

The Lexmark Board of Directors also elected Sandra L. Helton as a new director.  From 1998 through 2006, Helton was executive vice president and chief financial officer of Telephone and Data Systems, Inc. (TDS), a diversified telecommunications organization.  Prior to TDS, Helton spent 26 years with Corning Inc. where she held engineering, strategy and finance positions, including senior vice president and treasurer from 1991 to 1997.

Helton currently serves on the board of directors for Covance, Inc., one of the largest drug development services companies in the world, where she chairs the Audit and Finance Committee of the Board.  She also serves on the board of directors for The Principal Financial Group, a global financial company offering businesses, individuals and institutional clients a wide range of financial products and services, where she chairs the Finance Committee of the Board.

“We are delighted that Ms. Helton is joining the Lexmark Board of Directors,” stated Montupet. “Her experience in managing and counseling global businesses will greatly benefit Lexmark.”

Additionally, Teresa Beck, a member of the Lexmark Board of Directors since 2000, will retire from the Lexmark Board effective at the expiration of her current term at the annual meeting of stockholders on April 28, 2011.

“I would like to thank Paul and Teresa for their many years of dedicated service and invaluable contributions to the company” said Montupet.  “They have been instrumental in Lexmark’s success.”

After the retirements announced today are effective, Lexmark’s Board of Directors will be comprised of 11 directors, 10 of whom will be independent.  Montupet will also continue in his role as presiding director of Lexmark.

About Lexmark
Lexmark International, Inc. (NYSE: LXK) provides businesses of all sizes with a broad range of printing and imaging products, software, solutions and services that help customers to print less and save more. Perceptive Software, a stand-alone software business within Lexmark, is a leading provider of enterprise content management software that helps organizations effortlessly manage the entire lifecycle of their documents and content, simplifying their business processes, and fueling greater operational efficiency. In 2010, Lexmark sold products in more than 170 countries and reported more than $4 billion in revenue.

To learn more about Lexmark, please visit www.lexmark.com. For more information on Perceptive Software, please visit www.perceptivesoftware.com.

For more information on Lexmark, see the Lexmark Facebook page and follow us on Twitter at www.twitter.com/lexmarknews.

For more information on Perceptive Software, see the Perceptive Software Facebook page and follow them on Twitter at www.twitter.com/perceptivesw.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries.  All other trademarks are the property of their respective owners.